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                                                                  Exhibit 10.10


THIS AGREEMENT DATED MAY 5, 1997, IS BETWEEN SIMONDS INDUSTRIES INC., AND/OR ITS SUCCESSORS, FOR ITS PLANT LOCATED AT FITCHBURG, MASSACHUSETTS (HEREINAFTER REFERRED TO AS THE "COMPANY") AND UNITED STEELWORKERS OF AMERICA, AFL-CIO, AND/OR ITS SUCCESSORS, ON BEHALF OF LOCAL 7896 (HEREINAFTER REFERRED TO AS THE "UNION").

                                    ARTICLE I
                                   RECOGNITION

The Company recognizes the Union as the sole and exclusive collective-bargaining representative for all production and maintenance employees in the bargaining unit as determined by the National Labor Relations Board in case No. I-RC-11519 with respect to rates of pay, wages, hours of employment and other conditions of employment.

                                   ARTICLE II
                               PURPOSE AND INTENT

The purpose of the Company and the Union in entering into this Labor Agreement is to set forth their agreement on rates of pay, wages, hours of work, and other conditions of employment so as to promote orderly and peaceful relations with the employees, to achieve uninterrupted operation in the plant, and to achieve the highest level of employee performance consistent with safety, good health, and sustained effort.

The Company and the Union encourage the highest possible degree of friendly, cooperative relationships between their respective representatives at all levels and with and between all employees. The officers of the Company and the Union realize that this goal depends on more than words in a labor agreement, that it depends primarily on attitudes between people in their respective organization and at all levels of responsibility. They believe that proper attitudes must be based on full understanding and regard for the respective rights and responsibilities of both the company and the Union. They believe also that proper attitudes are of major importance in the plant where day-to-day operations and administration of this Agreement demand fairness and understanding. They believe that these attitudes can be encouraged best when it is made clear that the Company and Union officials, whose duties involved negotiation of this Agreement, are not anti-union or anti-company but are sincerely concerned with the best interests and well being of the business of all employees.

                                   ARTICLE III
                            MANAGEMENT RESPONSIBILITY

Subject to the provisions of this Labor Agreement, the Company retains the exclusive rights to manage the business and the plant and to direct the working forces. The Company, in the exercise of its rights, shall observe the provisions of the Agreement.

The rights to manage the business and plant and to direct the working forces include but are not limited to the right to hire, suspend or discharge for proper cause, or to transfer, and the right to relieve employees from duty because of lack of work or for other legitimate reasons.


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                                   ARTICLE IV
                               SUPERVISORS WORKING

A supervisor shall act in a supervisory capacity and shall not perform the work regularly performed by bargaining unit employees. However, this provision shall not be deemed to prohibit a supervisor from performing the work of bargaining unit employees in emergency situations, in situations where an employee encounters difficulty in the performance of his work, or in situations where he is instructing employees in the use of tools or in the methods of performing work. Nor shall a supervisor or engineering or laboratory personnel be prohibited from performing experimental work, special mechanical work or other research work considered necessary by the Company for the improvement of its products or of its manufacturing methods.

                                    ARTICLE V
                                 UNION SECURITY

A.   MEMBERSHIP IN UNION

     (1) As a condition of employment, all employees covered by this Agreement, as defined in Article I (in case of new employees, ninety (90) days after the date of hiring and subsequent to the effective date of this Agreement) shall become and remain members of the Union to the extent of paying or tendering initiation fees and membership dues uniformly levied against all members during the term of this Agreement.

     (2) The Union may not discriminate against applicants for membership in the Union and the requirements of membership in the Union as a condition of employment shall be considered fulfilled by the payment or tender of payment of initiation fees and membership dues uniformly levied against all members.

     (3) Any employee who fails to maintain his obligations under the provisions of the Article shall not be retained in the employ of the Company, provided that the Union shall have notified the Company and the employee in writing of such default, and said employee shall have failed to remedy the same within thirty (30) days after receipt of such notice.

     (4) The provisions of this Article shall not apply to any employee in the bargaining unit to whom membership in the Union is denied or whose membership therein has been terminated for reasons other than the failure of such employee to tender the initiation fees and membership dues uniformly levied against all members.

     (5) Application for membership form shall be as agreed to in writing by the Company and Union.


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     (6)  The Union will furnish the Company with the names of all members paying dues directly to the Union within sixty (60) days following the effective date of this Agreement, and each thirty (30) days thereafter during the term thereof.

     (7) Any disputes arising as to an employee's membership in, or tender or payment of membership dues to the Union shall be a subject for the grievance procedure, including arbitration.

B.   CHECKOFF

     (1) The Company will check off monthly dues, assessments and initiation fees each as designated by the International Treasurer of the Union, as membership dues in the Union, on the basis of individually signed voluntary checkoff authorization cards in forms agreed to by the Company and the Union. The monthly membership dues for each employee who has provided a voluntary checkoff authorization card shall be an amount equal to 1.3% of said members total earnings during the month provided that monthly dues shall not be less than $5.00 and provided further that monthly dues shall not be more than 2.5 times the member's average hourly earnings.

     (2) Deductions on the basis of authorization cards submitted to the company shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues for a given month shall be deducted from the second pay closed and calculated in the succeeding month.

     (3) In cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction may be made from the second pay of the following month, provided, however, that the accumulation of dues shall be limited to two months. The International Treasurer of the Union shall be provided with a list of those employees for whom double deduction has been made.

     (4) The Union will be notified of the reason for nontransmission of dues in case of layoff, discharge, resignation, leave of absence, sick leave, retirement, death, insufficient earnings.

     (5) Unless the Company is otherwise notified, the only Union membership dues to be deducted for payment to the Union from the pay of the employee who has finished. an authorization shall be monthly Union dues. With respect to check off authorization cards submitted directly to the Company, the Company will deduct initiation fees unless specifically requested not to do so by the International Treasurer of the Union after such checkoff authorization cards have become effective. The International Treasurer of the Union shall be provided with a list of


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          those employees for whom initiation fees have been deducted under this paragraph.

     (6) Dues deducted by the Company in accordance with the foregoing shall be remitted to the International Union Treasurer on a monthly basis.

C.   SAVINGS CLAUSES

The provisions of this Section and of the cards for membership application and dues checkoff shall be effective in accordance and consistent with applicable provisions of Federal Law.

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Section, or in reliance of any list, notice or assignment furnished under any of such provisions.

                                   ARTICLE VI

                                  HOURS OF WORK

SECTION 1 - SCOPE

This section defines the normal hours of work and shall not be construed as a guarantee of hours of work per day or per week, or days of work per week.

SECTION 2

     (a) The normal work week for employees covered by this Agreement shall be forty (40) hours per week eight (8) consecutive per day, not including any unpaid meal, but including one 10 minute break and two 5 minute wash-up periods (before lunch and before the end of the shifts), five
          (5) days per week, Monday to Friday, inclusive. In the event of a reduction of hours from the normal work week for (4) consecutive weeks, then the junior employee in the classification will be laid off from that affected position, so as to provide (40) hours of work for the senior employee.

     (b) The normal work day is the 24-hour period beginning with the regularly assigned starting time of the work shift. The work week starts with the regularly assigned work shift on Monday except for employees who are assigned to the third shift, whose work week begins on Sunday night.

     (c) Determination of the starting times shall be made by the company and schedules may be changed by the Company from time to time to suit varying conditions of the business; provided however, that indiscriminate changes shall not be made in such schedules and provided further that changes deemed necessary by the


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          Company shall be discussed with the plant representatives of the Union prior to the change and as far in advance of such changes as is possible.

Notice of Saturday and Sunday overtime work shall be given before the work period ends on Thursday. The third shift notification will be given when feasible by 7:00 A.M. Thursday morning on a tentative basis.

SECTION 3

     (a) All hours worked in excess of eight (8) in any one day and all hours worked on Saturday shall be paid for at the rate of time and one-half (1-1/2).

     (b) All hours worked on Sunday will be paid for at the rate of double time except for employees who are assigned to third shift, whose work week begins at 10:30 P.M. or 11:00 P.M. on Sunday.

     (c) All hours worked in excess of forty (40) in any work week will be paid for at the rate of time and one-half (1-1/2).

     (d) Time and one-half (1-1/2) shall be paid for hours worked on Company paid holidays set forth in Article XVI of this Agreement plus holiday pay.

     (e)  1.   Anyone called in prior to his scheduled starting time shall be paid time and one-half (1-1/2) for hours worked prior to his starting time.

          2. An employee called in and who reports to work shall be guaranteed four (4) hours pay at the applicable rate for that day.

          3. Any employee who without prior notice from the Company not to do so, reports for work and finds his regular work not available shall be given not less than four (4) hours work and shall be compensated at his standard hourly wage rate. If such work is not available, he shall receive four (4) hours pay at his standard hourly wage rate, provided, however, that this provision shall not apply if:

               (a) an employee has been absent and returns to work without having notified his foreman at least twelve (12) hours prior to his scheduled starting time as to when he will return to work, or

               (b) a breakdown or suspension of operations occurs because of lack of power, act of God, fire, flood, or other cause beyond the Company's control.

          4. If an employee cannot report for his/her scheduled shift, the Company must be notified at least ten (10) minutes prior to the start of the shift


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               unless a legitimate reason exists preventing the employee from giving such notification. Appropriate voice mail phone numbers will be posted.

SECTION 4

There shall be no duplication or pyramiding of overtime or premium rates of pay so that when the particular work falls within two or more overtime or other premium classifications, either under this Agreement or as a matter of law, only the single highest applicable overtime or other premium rate shall be paid.

SECTION 5

          (a) The Company may require an employee to work a reasonable amount of overtime in accordance with operational requirements. Employees will be expected to meet overtime schedules when given a reasonable notice.

          (b) Consistent with operating requirements and efficiency, overtime shall be distributed reasonably equitably among those employees within the department in the job classification where the overtime is involved, providing the employees are qualified to do the work, and among those that do not have a high absentee record. If there is an insufficient number of employees who regularly hold the classification to fulfill overtime requirements, then the overtime will be distributed reasonably equitably among the other qualified employees in the department. Records maintained by the Foreman on distribution of overtime will be available to the area representative upon request. Line supervisors will update overtime records on a weekly basis. This record will show assigned job code and will be made available to the area Union representative upon request.

The Company and the Union agree that when the Company determines that an employee is absent to the extent where it will affect whether or not the employee is scheduled for overtime, the Company will notify the employee that the Company has determined that absenteeism is becoming excessive and that further absences (whether full days or partial days and regardless of a doctor' s excuse) in future weeks will cause the employee not to be scheduled for overtime for which he would normally be scheduled.

Such notice shall be verbally given with a memo to the file. The Union and the employee may obtain copy of this note upon request.

          (c) The remedy for improper distribution of overtime shall be the granting of future available overtime work and shall not be pay for unworked time.

          (d) Notice of Saturday and Sunday overtime work shall be given before the work period ends on Thursday; the third shift notification will be given at the beginning of the shift on Thursday night.


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SECTION 6 - INVENTORY WORK

The Company shall have the right to assign as many employees from a particular department to perform inventory work in that department.

Should employees be needed to perform inventory work in a particular department in addition to those employees from that department, the Company will offer the work to employees in departments other than the particular department in accordance with seniority. If not enough employees are willing to perform such work, the Company will have the right to assign employees to perform the work in reverse order of seniority.

Employees performing inventory work will be paid at their current job rate.

SECTION 7 - TRAVEL TIME

In order to clarify the policy with regard to payment to Bargaining Unit employees traveling on special assignment, we have prepared the rules shown below.

1 Employees will be paid for travel time to and from the location of the special assignment. Travel time will be measured from the residence or from the normal work location should the employee leave from there.

2. Travel time which occurs during the employee's normal workday will be paid at the appropriate CWS rate in each case.

3. Travel time which occurs during times other than the employee's normal workday and between workdays (Saturday and Sunday) will be paid at base rate. The usual provisions for time and one-half and double time will apply to travel time outside the normal workday.

4. Travel time will only be paid when other than the normal work day is involved or when the assignment and travel time combined exceed eight hours during the normal work day.

                                   ARTICLE VII

                                    SENIORITY

The parties recognize that promotional opportunity and job security in event of promotions, decrease in forces, and recalls after layoffs should increase in proportion of length of continuous service, and that in the administration of this Article the intent will be that wherever practical full consideration shall be given continuous service in such cases.

1. It is understood and agreed that in all cases of:


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     (A)  Promotion, the following factors as listed below shall be considered;
          however, only where factors 1 and 2 are relatively equal shall length of continuous service be the determining factor:

          1.   Ability to perform the work,
          2.   Physical fitness,
          3.   Continuous service.

     (B) Decrease in forces or recalls after layoffs the following factors as listed below shall be considered; however, only where both factors 1 and 2 are relatively equal shall continuous service be the determining factor:

          1.   Ability to perform the work,
          2.   Physical fitness,
          3.   Continuous service.

     (C) Seniority is defined as the length of an employee's continuous service at Simonds Industries Inc., Fitchburg, Massachusetts, from his latest effective date of employment or re employment as measured in years, months, and days. However, it is understood by both parties that any employee who, prior to this Agreement transferred to Fitchburg from another location of the Company, has been credited with continuous service for the time worked at such other Company location from his latest effective date or employment or re-employment. In those instances where two or more employees have the same date of hire, seniority will be determined by clock number, the lower number having the greater length of service. The Company agrees that for the purpose of bidding, bumping, and vacation accrual, service with Simonds Cutting Tools shall be recognized for those Simonds Cutting Tools employees who were hired at the time of the transfer of assets to Simonds Industries.

     (D) Seniority shall be applied in individual departments which are listed in Exhibit B. Revision of such list of departments, which is for seniority purposes only, shall be subject to the grievance procedure.

     (E) There is a 90-day probationary period for all new employees. There is no seniority during the probation period. A new employee who is retained in employment after the end of his probationary period will have seniority effective as of his first day of work. Absences for any reason considered to be excessive, will be added to the 90-day probationary period. The Company has sole discretion to dismiss a probationary employee and such dismissal shall not be subject to the grievance procedure.

II. When a reduction of forces is made the following applies:


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     (A)  On jobs which traditionally are plant-wide in nature such as anvil men, maintenance trades, etc. and on special skill jobs as listed below, employees shall be removed from the job classification in reverse order of seniority. The least senior employee in the classification may, if he had previously been qualified in another classification, bump into that classification provided he has the seniority and provided he can requalify with minimal training (1 week or less), or he may displace an employee in the list of designated pool jobs. (Exhibit F).

          Special Skill Jobs:   E.D.M. Operator
                                Anvil Man - Specialty
                                Anvil Man - Metal Saws
                                E.B. Welder
                                Q.C. Technician

     (B) In the case of a reduction in work force, an employee being laid off from his incumbent job will have, in addition to his/her normal bumping rights, under Section (C), the option to displace the least senior active employee in the same grade within his/her group as stipulated below. If that employee does not exercise this option, only the employee he bumps will have this additional option. If an employee exercises this option, the company will provide the normal training time for he/she to learn the new job. Skilled craft and special skill jobs are exempt from bump under this paragraph.

          Lines will be grouped as follows for the purpose of implementing this option.

          Line 8
          Lines 4, 10, 11, 12, 13, 16, 18, 19, 26 & 39
          Lines 42, 43, 45, 46, 47, 48, 49, 56 & 80

     (C) Employees working on jobs in departments shown in Exhibit B shall be removed from the department in the reverse order of seniority. An employee who is laid off from his department may exercise his seniority as follows. Under the following options numbered 1, 2, and 4, the laid off employee will always displace the least senior employee. However, if an 11-7 shift is operating for the bumped position, the laid off employee will be allowed to exercise shift seniority. If this results in the displacement of any employee, said employee will be assigned by supervision to another shift.

          1. He may displace a less senior employee whose job he previously performed, provided he can requalify with minimal training (one week or less), or

          2. He may displace a less senior employee occupying a job which is related in management's opinion, provided he can qualify with minimal training of one week or less, or


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          3.   He may displace the least senior employee in his department provided he can qualify with minimal training in one week or less, or:

          4. He may displace an employee in the list of designated pool jobs. (Exhibit F).

          5. In lieu of lay-off employees having ten (10) or more years of service, may displace the least senior employee in the plant. However, in the event of a permanent elimination of a bargaining unit job or the phase out of a job within the Fitchburg facility, subsequent to the decision to eliminate a manufacturing line, an affected employee will not be required to meet the ten (10) year provision. This section will only be used as a final option and excludes displacing skilled trades or special skilled jobs as defined in the agreement.

          6. Employees can be given an extension of training time up to a maximum of five (5) days if reasonable progress is being shown on the new job.

          7. Junior employees who cannot exercise any of the above options will be given five days notice of layoff whenever practical.

          8. Any employee who is affected by a reduction in force may elect lay-off status rather than exercise his seniority to displace another employee. An employee making such election shall have recall rights limited to the job from which he was laid off, provided, that he may reinstate his general recall rights by so notifying the Personnel Department in writing, in which case he must await his turn for recall in order of seniority.

          9. A non-probationary employee who has been placed on lay-off from their incumbent job and who has exercised his/her seniority rights, will not lose recall rights to their incumbent job if they refuse recall to a job held after their lay-off from their incumbent position. However, recall rights will be lost to specific job he/she was recalled to.

          10. It is understood that most employees when faced with exercising bumping rights will select their options immediately. Those employees who cannot decide immediately will be given 48 hours to do so; they will be notified after the first 24 hours that they must decide within the remaining 24 hour period.

          11. An employee must promptly report any change of address in writing to the Personnel Office and the Company shall be entitled to use the last address shown on its records in sending notices or letters.


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          12.  Temporary lay-offs for a period of not more than five (5) working days shall not be subject to the provisions of this article.

          13. Any employee promoted to a position outside of the bargaining unit as defined in Article I shall have a period of twelve (12) months during which he may return to the bargaining unit with full credit for his seniority. Thereafter he would start as a new employee if returned to the bargaining unit.

          14.  Seniority is terminated by any one of the following occurrences:

               (A)  Quitting
                    Note: Voluntary termination shall be in writing no later than 24 hours of such action. Employees agreeing to this will sign and date with the Union President or agreed designee as a signed witness. Employees who fail to report for their next scheduled shift or 24 hours, whichever is longer, after having voluntarily left their job shall be deemed voluntary quits.

               (B)  Discharge

               (C) Failure to report to work following expiration of vacation or leave of absence unless such failure to report is for a legitimate reason.

               (D) Failure to report to work after a layoff within 72 hours of his being notified by a registered letter or telegram sent to the employee's last address of record unless prevented by sickness or some other legitimate reason. In the event the employee is working elsewhere at the time of recall, he must give notice to the Company within 72 hours of his intention to return to work and must report for work within ten (10) days of his notice of recall.

               (E) When an individual on lay off is recalled to a temporary position the following procedure will apply:

                    1. An individual may refuse recall to a temporary position without jeopardizing seniority if there is a valid reason involved.

                    2. When an individual is recalled to a temporary position, said employee must remain on the temporary position until the assignment is completed. If a less senior employee is recalled to a permanent position that would have been offered to the employee holding the temporary position, upon completion, may exercise his/her normal bumping


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                         rights. If said employee who was temporarily recalled
                         has no options under the normal bumping procedure he or she may bump the most junior permanently recalled employee whose job said temporary employee would have been offered if not temporarily recalled.

                    3. As a last alternative a senior employee may bump a junior employee recalled to a temporary position provided he/she can perform the job in five days or less.

                    This condition will be explained to employees recalled to temporary positions.

               (F) Absence because of sickness for a period exceeding two (2) years. Absence due to compensable disability incurred during the course of employment shall not terminate seniority provided such individual returns to work within ten (10) calendar days following the judgment of a one time compensation settlement. Said employee must be medically cleared to return to their incumbent job.

               (G) Lay-off for a period as shown below (upon completion of the probationary period):

                    Up to 1 Year Service        12 months
                    1 - 2 Years of Service      24 months
                    2 Years and Over            30 months

                    Note: (Employees of record as of the date of this labor agreement will retain (30) months of recall rights.)

          15. When there is a decrease of forces, top seniority shall be recognized to employees then holding the following Union offices:

               President

               Vice-President

               Recording Secretary

               Financial Secretary

               Treasurer


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               and four (4) Grievance Committeemen, provided however, they have completed two (2) or more years of continuous service with the Company and provided further they are competent to perform the remaining work to be done in their Department or area of representation. The Union will keep the Company continuously informed of the names of individuals occupying the above Union positions.

III. The Company will recall employees to permanent job openings with preference to the most senior employee who held the position as his/her last job prior to bump or lay-off or his/her incumbent job. This procedure will continue by seniority until the recall list is exhausted.

                                  ARTICLE VIII
                                   JOB POSTING

VACANCIES

(1) In the event a permanent job vacancy arises within a department or line (as defined in Exhibit B), the Company will post notice thereof for bid within that department or line and plant wide simultaneously. Employees permanently assigned to the line or department where the opening occurs, as well as those laid off employees assigned to the line from more than one
     (1) year who bid for the position, will be given preference over those employees who submit plant wide bids. In both instances, senior employees shall be given preference.

(2) In the event a permanent job vacancy arises on a job not covered by Exhibit B, the Company shall post notice thereof for bid provided the vacancy was not caused by a bid for another job.

(3) Permanent vacancies other than the above mentioned shall be filled through the pre-bid procedure.

(4) New employees will not be eligible to participate in the Job posting procedure for a period of six (6) months.

     Nothing in this Article shall require the Company to fill a vacancy which it does not desire to fill.

BIDDING

Subject to the provisions set forth in Article VII, an employee may bid on a posted job by submitting a written request to the Personnel Department within forty-eight (48) hours from the time of posting, exclusive of Saturdays, Sundays, and paid holidays. If an employee applies for a job in accordance with pre-bid procedure and that job is subsequently posted, the employee's pre-bid application will be the equivalent of a bid and the employee will automatically be


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considered for the job. Should a period in excess of thirty (30) days elapse from the date the original bid was first posted and having failed to select a successful bidder, the position will be re-posted.

PRE-BIDDING

Employees may pre-bid for any job in the bargaining unit by completing an application. A copy will be retained by the Company, the employee, and the Union. Each month or at such longer intervals as the Company and Union may mutually agree upon the Company will publish an up-to-date list with a copy to the Union showing the names of all prebidders for each job in the plant.

The Company will select the successful bidder, or pre bidder, in accordance with
Section I (A) - Seniority (Article VII) and post the name of such employee on the bulletin board, with a copy to the Union on the first of each month for the previous month.

If a dispute arises as to whether an employee has the ability to perform the job, he shall be given a trial period of not more than ten (10) work days provided, however, that this period may be extended by mutual agreement between the Company and the Union. A successful bidder who fails to demonstrate the ability to perform the job will first be given five (5) days prior consultation that he/she may be disqualified. If disqualified, he/she shall be returned to their former job and shift as held prior to the bid, provided he/she is more senior than the employee now in this position. All subsequently displaced employees will exercise this option.

If an employee does not have the seniority to exercise the above option, he/she shall first be assigned to an open available job. If there is no available job to which the employee may be assigned, said employee will displace the least senior employee in the plant holding a job other than those in the skilled crafts, trades, Exhibit E, or those mutually agreed upon as being special skills jobs.

If there are no qualified eligible bidders or pre-bidders for the posted job or if an employee has failed to demonstrate the ability to perform the job, the Company shall undertake to train the senior employee for the position to be filled provided, however, that this obligation shall not extend to a Skilled Trades Classification, as listed in Article X of this Agreement. In such cases, the Company may hire from the outside at its discretion.

A successful bidder or pre-bidder shall not be permitted to transfer to another job as a result of a bid or pre-bid for a period of six (6) months, plus training time, unless the job vacancy is in the employees regular line of progression. However, during the term Of this Agreement, employees will only be allowed one successful lateral bid. Employees who successfully bid or pre-bid into a job designated as "Special Skill Jobs" shall not be permitted to transfer to another job as a result of a bid or pre-bid for a period of twelve (12) months (See Exhibit E for "Special Skill Jobs" listing). However, a successful bidder or pre-bidder will be allowed one additional successful bid during the normal instruction period (which usually is eight weeks time) connected with training a replacement and prior to physically transferring to the new position. (Unless an unusual circumstance arises which extends the period of time).

Should an employee elect to bid again during the instruction period, prior to transfer, and is successful, he or she must accept the second successfully bid position. (The next senior bidder will automatically be in line for consideration regarding the original posting provided that a period in excess of 30 days has not elapsed.)

The pre-bid of an employee who refuses promotion to a job under this Section will be removed from the pre-bid file for such job. An employee to be again eligible must resubmit his pre-bid application.

When it is necessary to fill a temporary vacancy, such a vacancy shall to the greatest degree consistent with the efficiency of the operation, availability of replacement, and the safety of employees, be filled on the basis of departmental upgrading procedures, which provide that senior employees shall be given preference. However, in case of a permanent vacancy on a job, prior assignment of a junior employee to a temporary vacancy on such job shall not be used as a presumption of greater ability in favor of such junior employee if such temporary vacancy was not made available to the senior employee.

Temporary transfers, for reasons other than illness/injury, will be no longer than ninety (90) consecutive calendar days.

In making a temporary transfer for more than one full shift, the Company will first consider the senior active incumbent job holder who presently is in a lower graded position.

Nothing in this Article will require the Company to keep an employee on a job for which he is not qualified. The Company will review applications for lateral or downward bids where physical hardship is involved and may award such bids after review.

When a job becomes temporarily vacant due to the critical illness of an employee, and it is questionable as to whether the employee will return to that specific job, the Company will post the job as though it were a permanent position. It is also understood that should the ill employee recover and return to work, physically able to perform said job, he will displace the operator that replaced him via the job posting regardless of seniority. The successful bidder will be entitled to the usual rights connected with a job bid award with the exception of the return of the recovered employee and the displacement aspect mentioned above. The successful bidder cannot be displaced during a reduction of the work force except by an employee who has previously held the position or who currently occupies a position that in Management's opinion is job related. If this employee is the least senior in the plant, he/she will be displaced prior to a more senior employee becoming unemployed unless the employee occupies a skilled trades or special skills job as defined in the agreement.

     Bidding Rights

     - If ill/injured employee returns and displaces said employee, the bid lock-in will not exceed six months regardless of job level.

     - If ill/injured employee does not return to the position the bidding restriction will be per contract 6 mos., 12 mos., etc.

The conditions of this agreement will be made known to the successful bidder in such cases.

When an employee is medically cleared to return to work after extended illness and cannot perform his own job because of physical limitations, the following may apply:

A. He will displace the less senior employee to him holding a job classification that the company feels he can perform satisfactorily which complies with his medical clearance.

B. If satisfactory performance is attained, this position will then become the employee's permanent Job classification.

This understanding is intended to apply primarily to employees covered under the Accident and Sickness Program. The same will apply to employees receiving medical clearance from industrial injury who have the capability of performing satisfactorily on a consistent basis.

The displaced employee will then exercise his options as set forth in the reduction of work force section of Article VII, (Seniority).

C. The Company and the Union agree that the Company may, at it's discretion, establish and fill temporary light duty jobs for the purpose of providing such work for employees who are on Workman's Compensation, and have medical restrictions. Such temporary positions will not be available as an option in the normal bidding and bumping procedures, since these are not permanent positions. The company agrees to discuss the creation of such jobs with the Union prior to filling the positions. Nothing in this agreement is intended to displace an active employee from his regular job. These jobs will be graded according to the C.W.S. Job Evaluation System and paid according to the contractual wage agreement. In the case of a reduction in work force, the Company will attempt to relocate temporary light duty employees where possible in order to retain active employees.

                                   ARTICLE IX
                                      WAGES

     1. The following hourly wage rates will remain in effect from May 5, 1997 through May 3, 1998, for all employees on the hourly payroll.

                     Grade 1              $10.90

                     Grade 2              $11.85

                     Grade 3              $12.85

                     Grade 4              $13.90

                     Grade 5              $15.00

     Effective May 4, 1998, all rates will increase by $.35/hr. Effective May 3, 1999, all rates will increase by an additional $.45/hr.

2. If a bargaining unit employee is overpaid due to a mechanical or systems error, over which he/she has no control, and it is determined that the overpayment was not significantly obvious so as to alert the employee to the problem, the Company will limit the moneys to be recovered to that amount overpaid to the employee during the twelve months preceding the date the error was discovered.

3. It is mutually agreed that temporary transfer situations shall be paid as follows:

     a. Company convenience - employees transferred will be paid the rate of his own job or the rate to which transferred, whichever is higher.

     b. Lack of work placements - employees transferred will be paid the grade of the job to which transferred.

     c. The higher rate will apply only to transfers which are for a period of one hour or longer.

     d. When overtime is not available in an employee's classification and the employees voluntarily agrees to work in a different classification, he/she will be paid the rate of the job. Company will consider all qualified volunteers on an equitable basis.

                                    ARTICLE X
                                 JOB EVALUATION

     PRINCIPLES OF THE C.W.S. EVALUATION PLAN

A.   STANDARD HOURLY WAGE SCALE

     1. The standard hourly wage scales of rates for the respective job classes and the effective dates thereof shall be those set forth in Exhibit A of this Agreement.

     2. The (5) pay grades shall relate to the (21) C.W.S. job grades as follows:

          PAY GRADE                        C.W.S. JOB GRADE
                1                                1-4
                2                                5-8
                3                                9-12

                4                                13-16
                5                                17-21

B.   NEW AND CHANGED JOBS

     1. All Bargaining Unit jobs that have been described and evaluated by the Job Evaluation Committee in accordance with the provisions of the C.W.S. Manual for Job Classification of Production and Maintenance Jobs (Updated as of 1/l/63).

     2. The job descriptions and classifications will become effective with respect to an employee when that employee's job is covered by the CWS Job Evaluation Plan and shall continue in effect unless:

          (a) The Company changes the job content (requirements of the job as to the training, skill, responsibility, effort, and working conditions) to the extent of one full job class or more;

          (b) The job is terminated or not occupied during a period of one year;

          or:

          (c) The description and classification are changed in accordance with mutual agreement of officially designated representatives of the Company and the Union.

     3. When and if from time to time the Company, at its discretion, establishes a new job or changes the job content (requirements of the job as to training, skill, responsibility, effort, and working conditions) of an existing job to the extent of one full job class or more, a new job description and classification for the new or changed job shall be established in accordance with the following procedure:

          (a) The Company Job Evaluation Committee will develop a description and classification of the job in accordance with provisions of the Manual.

          (b) The proposed description and classification will be submitted to the Grievance Committee for approval, and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply in accordance with the provisions of the Manual.

          (c) If the Company and the Union are unable to agree upon the description and classification, the Company shall install the proposed classification and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply. The employee or employees affected may at any time within thirty
               (30) days from date of installation file a grievance alleging that the job is improperly classified under the job description and classification of the Manual.

Thereupon the Grievance Committee shall prepare and mutually sign a stipulation setting forth the factors and factor coding which are in dispute. Such grievance shall be entered in the 2nd step of the Grievance Procedure and settled in accordance with the Job Description provisions of the Manual. If the grievance is submitted to the Arbitration Procedure, the decision shall be effective as of the date when the new job was established or the change or changes installed but in no event earlier than thirty (30) days prior to the date on which the grievance was filed.

          (d) In the event the Company does not develop a new job description and classification, the employee or employees affected or the Grievance Committee may, if filed promptly, process a grievance under the grievance procedure of this Agreement requesting that a job description and classification be developed and installed in accordance with applicable provisions of the Manual.

C.   CHANGED JOBS OF LESS THEN ONE JOB CLASS

1. When Management changes a job, but the job content change is less than one full job class, a supplementary record shall be established to maintain the job description and classification on a current basis and to enable subsequent adjustment of the job description and classification for an accumulation of small job content changes as follows:

     (a) Management shall prepare, on the form set forth, a record of the change involved, such record to become a supplement to the job description and classification and be transmitted to the appropriate Union representative through the procedure of this manual. This record shall contain statement of the additions to or deletions from the job description, the factor classifications in effect before the job was changed, the proposed new factor classifications and the net total change.

     (b) When and if an accumulation of such fractional job content changes equals one full job class or more, a new job description and classification for the job shall be established in accordance with this manual.

2. When Management terminates a job, or a job is not occupied during a period of one year, a record as to cancellation of the applicable job description and classification shall be established as follows:

     (a) Management shall prepare, on the form set forth in this manual, a record of the canceled job description and classification. This record shall contain identification of the job, and statement of causes for cancellation of the job description and classification, such as: job terminated, job not occupied during period of one year; etc.

     (b) Such record shall be transmitted to the appropriate Union representative through the procedure of this manual.

3. When Management changes the identification details relative to a given job, such as name of the department or sub-division, or plant title or code of the job, a record as to such change shall be established as follows:

     (a) Management shall prepare, in the form set forth in this manual, a record of the identification change. The heading of the record shall show the identification details of the job prior to change, and the changes to be made shall be enumerated under the caption of "Description Change."

     (b) Such record shall be transmitted to the appropriate Union representative of the employees affected through the procedure of this manual.

D.   SKILLED TRADES CLASSIFICATIONS AND TRAINEES

     Skilled Trades Classifications will be considered to be:
     Tool and Die Maker
     Toolmaker
     Machinist
     Electrician - Electronic Electrician - Shop
     Electrician - Instrument Technician
     Millwright
     Machinist Welder
     Die Sinker

                                   ARTICLE XI

                          PRODUCTIVITY IMPROVEMENT PLAN

The Company and Union recognize the need to encourage and reward productivity. The procedure for recognizing and rewarding improvements in productivity shall be the Productivity Gainsharing Plan.

The productivity gainsharing plan shall be a plant wide bonus plan based on the productivity of the direct labor bargaining unit employees.

The clock hours of new hires will not be included in the calculation of the productivity index for their first four (4) weeks of employment.

The clock hours of non-probationary employees who, because of a bump or bid, require training by a trainer will not be included in the calculation of the productivity index for up to five (5) days of training.

The measure of productivity shall be an index equal to the amount of earned direct labor hours divided by the total clock hours of direct labor employees.

Earned direct labor hours shall be defined as the standard hours assigned to the productive labor operations. These operations are assigned to labor account 000. Other operations such as setups, book allowances, etc., are not considered as earned direct labor even though they have a labor standard.

Total clock hours shall be defined as all the clock hours of those employees classified as direct, regardless of whom time was spent.

The productivity index shall be computed for each calendar quarter.

Bonus computation will be based on a comparison of the quarterly index to the base index. The base index shall be .830 effective 5/2/94.

The bonus plan shall be a 90% Gainsharing Plan. For each 1% change in the index, a .9% payment will be awarded.

If the productivity index for a quarter is higher than the base index a bonus payment shall be issued.

           FORMULA: Quarterly Index - 1 x .9 + Bonus %
                    ---------------
                      Base Index

           EXAMPLE: 1.00 = (1.25) - 1 = 18.4%
                    ----   ----------
                    .830

All bargaining unit employees will receive a bonus payment equal to their straight time earnings during Bonus Quarter times bonus %.

If the quarterly index is lower than the base index, a pay deduction shall be computed using the same procedure.

In order to encourage true productivity gains the following practices shall apply.

1. Labor standards will be frozen at base levels. Any improvements in productivity, regardless of the source, shall enhance the bonus opportunity. Methods changes that are detrimental to quality, safety or machine operation will not be allowed.

2. New standards will be established for new products and new equipment. Previously established Industrial Engineering practices shall be employed. The clock hours spent on new equipment or new products shall not be used in the bonus computation until such time as standards are issued. Operators on new equipment or new products shall receive bonus payments.

3. Direct Earned Hours for unacceptable quality work due to operator error will not be used in the computation.

The productivity gainsharing plan described above shall become effective on the effective date of the labor agreement between the Union and Simonds Industries Inc.

Simonds Industries Inc. and the Union mutually encourages ongoing productivity gains. The Company will endeavor to work with the Union to refine, modify or improve this plan and/or devise alternate plans which promote productivity gains.

                                   ARTICLE XII
                       GRIEVANCE AND ARBITRATION PROCEDURE

SECTION 1. SETTLEMENT OF GRIEVANCES

A. An employee having a request or complaint shall first present it to his foreman. The employee may ask his Union Representative to accompany him in his discussion with the foreman.

B. A grievance is defined as any dispute between the Company and the Union, or between the Company and any of its employees, arising during the term of this Agreement and involving an alleged violation of the terms of this Agreement or an alleged failure to comply with the Agreement, or a dispute as to its interpretation or application.

C. Any grievance, as above defined, shall be processed in the following manner:

STEP 1 The employee, or the Union Representative, shall first verbally present the grievance to his foreman within five (5) working days after occurrence of the event or the date on which the employee knew or could have known of the event and the foreman shall give his answer within five (5) working days. If the grievance cannot be resolved orally, the employee or his Union Representative shall submit the grievance to his foreman promptly in writing on a form agreed to by the parties and provided by the Company for this purpose. The grievance form shall be dated and signed by the employee or his union representative. The foreman shall provide an answer to the employee or his union representative in writing within five (5) working days of his receipt of the grievance form.

STEP 2 If the Union wishes to appeal the grievance further, the designated management representative shall be notified by the grievance committeeperson within five (5) working days after receipt of the foreman's answer. The designated management representative shall meet with the appropriate grievance committeeperson within five (5) working days after receipt of notice from the Union. The Company's answer shall be given in writing within five (5) working days after the meeting with the committeeperson.

STEP 3 The grievance, to be considered further, must appear on the agenda for the next scheduled third step grievance meeting. If not, the grievance shall. be considered settled on the basis of the Company's Step 2 answer. Agendas shall be exchanged three (3) working days prior to the monthly grievance meeting. The Director of Industrial Relations, or his representative, shall meet with the Grievance Committee, including the President of the Local Union, as an ex-official member of such Committee, and the Staff Representative, at the next scheduled grievance meeting. The Company's answer shall be given in writing within seven (7) working days after the meeting on the grievance.

SECTION 2. ARBITRATION

A. If either the Union or the Company wishes to appeal the grievance further, it shall notify the other party in writing on its desire to submit the matter to arbitration. Such notice must be received within fifteen (15) working days after receipt by the Union of the Company's answer at Step 3. If the parties are unable to agree on an Arbitrator within five (5) working days after notice to the Company, the matter shall be referred to the American Arbitration Association.

B. The Arbitrator shall be without authority to change, alter or amend the terms of this Agreement. In no event shall any disposition or award upon any grievance be made retroactive for any period longer than thirty (30) calendar days prior to the date the grievance was filed in writing in Step
     1. The fees and expenses of the Arbitrator shall be shared equally by the parties and the decision of the Arbitrator shall be final and binding upon both parties, including the grievance. The voluntary labor arbitration rules of the American Arbitration Association shall govern the selection of an Arbitrator and all proceedings.

                                  ARTICLE XIII
                                 REPRESENTATION

SECTION 1

The company will carry on all Union relations through the accredited Staff Representative, Grievance Committee, and accredited Representatives of the Union.

SECTION 2

The Company agrees to recognize Union representation. Defined areas and the number of Representatives recognized may be changed upon prior written mutual agreement of the Company and the Union. Areas of representation will be posted on the Union bulletin board.

SECTION 3

The Local Union will notify the Company in writing of the name and status of any Union officials referred to herein and notify the Company in writing of any revisions in such.

The Company will give the Local Union President a similar notice on changes in supervision and area supervised.

SECTION 4

The Company will recognize a Union grievance committee consisting of four (4) members. The Union shall furnish the Company, in writing, with the names of such members.

SECTION 5

The Company agrees to recognize alternate members of the Grievance Committee and alternate representatives, providing such individuals are replacing absent accredited committee members or representatives for a period of five working days or more and providing advance written notice is given by the Union of the name of the individual.

SECTION 6

Grievance Committeepersons, with the permission of the foremen, shall be afforded reasonable time off without pay to investigate or process grievances. It is understood that such activities shall not interfere with production.

SECTION 7

Requested quarterly meetings between the Grievance Committee and the Company will be at a time and place designated by the Company.

                                   ARTICLE XIV
                                   DISCIPLINE

SECTION 1

The Company shall have the right, at any time, to adopt reasonable rules and regulations. All employees shall be subject to such rules and regulations.

In enforcing such rules and regulations, or other accepted standards of industrial behavior, the Company has the right to discharge, suspend, or otherwise discipline for just cause.

In determining the appropriate discipline in case of a violation, the Company shall exercise its discretion subject to the provisions of this Agreement and shall advise the Union of any formal disciplinary action taken against an employee. Such action shall be subject to the grievance and arbitration procedure except in the case of a probationary employee. When disciplinary hearings involve a Company Department Head, the Union will be given reasonable notice of said hearing. if said hearing is for an 11 - 7 shift employee, the Union will be notified of said hearing by 2 PM on the day before the hearing.

SECTION 2

Where the Company decides to discharge or suspend an employee with seniority, the employee and the Union shall be so notified and the reasons therefor. In no case will the employee be peremptorily discharged, but shall first be suspended for five (5) working days, during which time there shall be a hearing attended by the employee and representatives of the Company and the Union. Before the end of the five (5) working day period the Company shall decide whether the suspension is to be revoked, extended, or converted into a discharge. The employee may challenge the Company's action through the grievance procedure, commencing at Step 2, by submitting a written grievance in the usual form to the Management representative.

                                   ARTICLE XV
                                    VACATION

SECTION 1

The vacation year will be the period from June 1 to May 31 of the following year. The vacation qualifying period will be the 12 months (June 1 - May 31) preceding the vacation year.

SECTION 2

To be eligible for a vacation in any vacation year during the term of this Agreement, the employee must:

(a)  have one year or more of continuous service,

(b) have performed work in at least 50% of the pay periods in the vacation qualifying period, except that in the case of an employee who completes one year of continuous service in the vacation year, he shall have performed work in at least 50% of the pay periods during the twelve (12) months following the date of hire of his last continuous employment. An employee who qualifies for the first year anniversary vacation week in the month of May, will be allowed to take vacation during the anniversary week provided there is no scheduling problem. However, should vacation scheduling problems arise during the month of May, said employee(s) may receive vacation pay in their anniversary week, and schedule the vacation time during Plant Shutdown or take both vacation pay and time during Plant Shutdown. Time an employee spends on vacation or on an injury compensable under Workman's Compensation shall be considered as time worked except to the extent provided in Section 11.

In the event of an employee's vacation is scheduled during a period when he or she is out on a bona fide A & S claim or industrial accident, if the employee so requests, the company will endeavor to schedule time off, if possible, consistent with production needs and at the approval of supervision. It is agreed that there will be no duplication of pay in such instances.

An employee with more than one year of continuous service who is ineligible for a vacation because of failure to perform work in at least 50% of the pay periods in the vacation qualifying period due to layoff or sickness shall be entitled to one week's vacation, if he has performed work in at least 50% of the pay periods in the twelve (12) months preceding January of the vacation year. An elected Union Official may count time off work on Union business towards said 50% of pay periods.

Days lost as a result of a bona fide injury or illness compensable under workers' compensation or A and S, will count toward fulfilling the eligibility requirements for vacation pay only for the vacation year in which the original precipitating event occurred. Such pay will be paid upon the return to work of said employee. Employees returning to work following such an occurrence, will be required to work fifty percent (50%) of the then current remaining eligibility period in order to qualify for vacation for the current year.

SECTION 3

An eligible employee who has attained the years of continuous service indicated in the following schedule in any vacation year shall receive a vacation corresponding to such years of continuous service as shown in the following schedule:

           1 or more years continuous service                           1 Week
           3 or more years continuous service                           2 Weeks
           7 or more years continuous service                           3 Weeks
           15 or more years continuous service                          4 Weeks
           25 or more years continuous service                          5 Weeks

The Company will allow "patch time", for vacation only, for those active employees who originally took the "window" in 1988.

SECTION 4

There shall be no duplication of either vacation eligibility or vacation payment for any employee in any vacation year. No vacation time may be accumulated from one year to the next.

SECTION 5

The Company shall have the option to schedule vacation shutdowns according to the needs of the business. In the event of one or more scheduled plant vacation shutdowns within the vacation year, employees other than those employees scheduled to work may have in the case of a second shutdown, their vacation time scheduled during such shutdown period. Employees entitled to additional vacation beyond the period of plant vacation shutdowns will have their vacations scheduled at other times during the vacation year, consistent with the preference of longer service employees and consistent with operating requirements.

The Company will give notice in January of any vacation shutdown to be scheduled in June, July, or August. Such shut-down shall be considered vacation for all eligible employees not scheduled to work during this period. A planned program of scheduling all additional vacation time available will then be undertaken and completed in the first quarter of each calendar year. The company will consider an employee's request to work a double shift so as to prepare for a Holiday or scheduled vacation. Should a request of this nature be approved by supervision it is understood that all premium pay normally associated with working these additional hours would be waived. A request of this nature may be considered in emergency situations if approved by supervision. In all such requests safety and health aspects will be a factor. Any such request will be brought to the attention of the area union representative.

Those employees scheduled to work production during shutdown will be given the option to take vacation or work with the general maintenance crew, if in fact production work is not available. It is understood that general maintenance work will be paid as stipulated in the contract.

SECTION 6

     A. Extra maintenance crew help will be recruited using a voluntary sign-up sheet. Selection will be based on seniority and future production requirements. After exhausting the voluntary list, a mandatory crew, assignments will be made using reverse seniority. Volunteers will be allowed to schedule their vacation at a later date. This procedure does not apply to employees with less than two (2) weeks of earned vacation.

     B. It is agreed that general maintenance (Shutdown), grade 6, will be included as a permanent job in the CWS structure.

          This job will only include those employees performing the general maintenance duties during the vacation shutdown period. This job will not include those employees working their regular job during the vacation shutdown period.

SECTION 7

     A. The vacation pay will be based on 40 hours. Beginning with the vacation year 6/1/95, vacation pay will be calculated using average hours for the preceding vacation qualifying period (June - May). Said pay will be based on 40 hours minimum, 44 hours maximum.

     B. The vacation pay will be at the individual employee's average earned straight time hourly rate, including shift premiums, based on the period between January 1 and May 31 preceding the vacation year.

SECTION 8

When a paid holiday falls within the vacation week, the employee affected shall have the option of receiving the Holiday Pay with no additional time off or taking an additional day's vacation. Should the employee elect to take the additional day, one week's prior notice must be given to supervision, and the additional day must be either the scheduled work day immediately preceding the vacation week or the scheduled work day immediately following the vacation week.

SECTION 9

Persons having military obligations are not obligated to schedule their vacations to coincide with training periods. Should a plant vacation shutdown happen to coincide with such a training period, the vacation may be taken at some later date, or he may receive vacation pay in lieu if he chooses.

SECTION 10

The Company and the Union intend that to the greatest extent possible, eligible employees shall receive the benefit of vacation from work. However, it is recognized that operating requirements may make it necessary to require that some employees postpone their vacation to a later date or to request that some employees work and receive a vacation allowance in lieu of actual vacation time.

The Company and an individual employee may mutually agree that vacation payment will be made in lieu of actual time off from work.

SECTION 11

In the event of termination for any reason, an employee will be paid for any unpaid vacation for which he is eligible.

In the event of termination due to retirement for any reason, a retiring employee will not be eligible for vacation or vacation pay unless he qualifies under Section 2 using the full 52 pay periods qualifying period; provided, however, that only for employees retiring between January 1 and May 31, they may be eligible for vacation as follows:

(1) If the employee's retirement is due to normal retirement at age 65, he will be eligible for vacation if he actively performs work in 50% of the pay periods between June 1 and the date of his normal retirement; or

(2) If the employee's retirement is for any reason, prior to normal retirement at age 65, he will be eligible for vacation on a pro-rata basis (using the number of pay periods considered as time worked as the numerator and 52 as the denominator of the fraction) but the time such an employee spends on vacation between June 1 and the date of his retirement will not be considered as time worked.

                                   ARTICLE XVI
                                    HOLIDAYS

SECTION 1

The days on which the following holidays are observed shall be paid holidays for employees who meet the eligibility requirements:

           New Year's Day
           Washington's Birthday
           Good Friday
           Memorial Day
           July 4th
           Labor Day
           Thanksgiving Day
           Day after Thanksgiving
           Christmas Day
           1 Personal Floating Holiday
           Employee's Birthday

An eligible employee shall receive average straight time hourly rate for the ten
(10) weeks preceding the holiday. This average does include shift differential, if applicable.

SECTION 2

In order to be eligible for holiday pay, an employee must meet the following requirements:

(a)  Be a full-time employee

(b) Work his scheduled work day before and his scheduled work day after the holiday, unless excused by the Company for a legitimate reason.

(c) He must have performed work sometime during the calendar week in which the holiday is observed, or the calendar week prior thereto unless his failure to meet this requirement is caused by absence because of (1) a continuous period of verified personal illness in which case he shall be eligible for payment for the paid holidays set forth above which fall during such period, but only up to a maximum of 52 weeks from the last day worked, (2) jury duty, (3) military encampment, (4) paid vacation.

(d) Should the Company schedule work for the 3-11 shift on Christmas or New Year's Eve, it will be optional.

SECTION 3

An employee working on a holiday shall receive holiday pay and in addition shall be paid one and one-half times his average earned straight time hourly rate for hours worked on the holiday. An employee who works on a scheduled holiday and who requests another day off at no pay in place of that holiday, at the time of the scheduled holiday work, the Company wherever possible will endeavor to provide that time off consistent with production needs. If this request is granted, the day off will be scheduled within the next three month period. An employee's birthday holiday may be scheduled from the Friday before to the Monday following if the employees foreman agrees but, in that event, the employee shall not be entitled to time and one-half under this section if he works on his birthday.

SECTION 4

Should an employee scheduled to work on a holiday fail to report for work without reasonable excuse, he will forfeit his right to holiday pay as herein above provided.

SECTION 5

Probationary employees will receive holiday pay for those holidays occurring during their probationary period only after successfully completing their probation.

SECTION 6

Employees receiving a workers' compensation payment for a Company paid holiday, will not be eligible to receive a duplicate payment from the Company.

                                  ARTICLE XVII
                                HEALTH AND SAFETY

SECTION 1

The Company will continue to make systematic safety inspections, and to provide safety devices, guards, and medical service to minimize accidents and health hazards on its premises.

SECTION 2

The Union will cooperate with the Company in the continuing objective to eliminate accident and health hazards. To this end, an advisory joint health and safety committee will be established consisting of (3) members appointed by the Union and at least (3) by the Company. This group shall meet at least monthly to review ways of meeting the stated objective. The agenda for the meeting will be prepared by the Company and will include subjects proposed by the Union representatives. It is understood that with respect to the addition of the 11:00 P.M. - 7:00 A.M. Safety Committee person, the following method of pay will apply when this individual is required to make a special off-shift trip to the plant so as to attend the monthly safety meeting.

The 11:00 P.M. - 7:00 A.M. Safety Committee Person will receive his/her base rate for the time spent in attendance at the safety meeting.

This understanding pertains to the 11:00 P.M. - 7:00 A.M. shift Safety Committee Person only, and will not set a precedent with respect to any committee or individual.

                                  ARTICLE XVIII
                                    JURY DUTY

A non-probationary employee, who is called for jury service or - who is subpoenaed as a witness shall be excused from work for the days on which he is required to report for jury duty or serve as a witness. Service, as used herein, includes required reporting for jury duty or witness service when summoned, whether or not he is used. Such employee shall receive, for each such day of service, on which he otherwise would have been scheduled to work the difference between the rate of his regularly assigned classification for the period worked prior to such service and the payment he receives for such service (not including travel pay). The employee will present proof that he did serve or report as a juror or was subpoenaed and reported as a witness and the amount of the pay, if any, received therefor. An employee will be expected to report for scheduled work on days he is not required to report for jury or witness service.

                                   ARTICLE XIX
                                LEAVE OF ABSENCE

SECTION 1

A leave of absence for personal reasons may be granted an employee by the Company in its discretion. A leave of absence may be granted for any period up to six (6) months, and provided written application is made and approved before a previous leave has expired, may be extended for further six (6) months or shorter periods. The Union will be notified of any such leave.

SECTION 2

Seniority will accumulate during an approved leave of absence.

SECTION 3

An employee on leave of absence shall have life insurance, group hospital and medical insurance coverage to the end of the month in which his leave commenced. The employee shall be permitted to continue his life insurance, group hospital and medical insurance for the balance of his leave provided he pays the appropriate premium.

SECTION 4

Employees receiving workers' compensation or sickness and accident benefits, will have twelve (12) months of medical coverage from the date of the original qualifying event with appropriate co-pay required. This continuation coverage shall run coterminously with the first twelve (12) months of the company's obligations under COBRA; however, no additional premiums beyond those paid by active employees shall be assessed until the 13th month of the continuation period, as permitted by COBRA.

                                   ARTICLE XX
                                MILITARY SERVICE

SECTION 1

A non-probationary employee who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the Government (not including travel, subsistence and quarters allowance) and the amount calculated by the Company according to the following formula: such pay shall be based on the number of days such employee would have worked had he not been attending such encampment during such two weeks (plus any Holiday in such two weeks which he would not have worked) and the pay for each such day shall be eight (8) times his average straight time hourly (including shift premium) rate during the last payroll period worked prior to the encampment. If the period of such encampment exceeds two weeks in any calendar year, the period on which such pay shall be based will be the first two weeks he would have worked during such period.

SECTION 2

A non-probationary employee who is placed on leave of absence for the purpose of entering the Armed Forces for active duty voluntarily or involuntarily, shall accumulate seniority while fulfilling this obligation.

In order to retain this accumulated seniority, the employee must report to the Personnel Department within ninety days of his discharge with a certificate to the effect that he has satisfactorily completed his active duty. The employee will then be returned to work in line with his seniority.

SECTION 3

An employee who, after being honorably discharged from the Armed Services of the United States is reinstated in employment pursuant to applicable statute, shall be entitled to vacation pay or allowance in and for the vacation year of reinstatement based upon his continuous service eligibility, without regard to any other requirement.

                                   ARTICLE XXI
                           ALLOWANCE FOR FUNERAL LEAVE

When a non-probationary employee is absent due to the death and funeral of his or her legal spouse, mother, father, mother-in-law, father-in-law, son, daughter, brother or sister (including stepfather, stepmother, stepchildren, stepbrother, stepsister when they have lived with the employee in an immediate family relationship), an employee, upon request, will be excused and paid for up to a maximum of three (3) shifts for which he was scheduled (or for such fewer scheduled shifts as the employee may be absent) which fall within a three (3) consecutive work day period, provided, however, that one such funeral leave day shall be the day of the funeral and it is established that the employee attended the funeral. When a non-probationary employee is absent due to the death of his sister-in-law, brother-in-law, the employee, upon request, will be excused and paid for up to a maximum of one (1) shift (Grandparents, two (2) shifts); for which he/she was scheduled, provided, however, that the day shall be the day of the funeral and it is established that the employee attended the funeral. If there is no funeral service at the time of death, attendance at a Memorial Service conducted within six months of the death may be substituted.

Payment shall be eight times his average straight-time hourly earnings. An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason.

                                  ARTICLE XXII
                                 DISCRIMINATION

It is the continuing policy of the Company and the Union that there shall be no discrimination with regard to race, color, religious belief, national origin, age or sex.

                                  ARTICLE XXIII
                                 BULLETIN BOARDS

The Union shall have the right to post notices on specific bulletin boards provided for that purpose. Copies of all such notices shall be submitted to a designated representative of Management prior to posting and shall be restricted to: (1) notices of meetings of the Union, (2) notices of its election, (3) notices of its appointments to office and the results of election, and (4) notices of its social, educational or recreational affairs.

                                  ARTICLE XXIV
                              STRIKES AND LOCKOUTS

SECTION 1

During the term of this Agreement there shall be no strike walkout, slowdown or picketing or any concerted action, by the Union or any employee or group of employees, which may interfere with operations.

Any employee participating in such violation shall be subject to immediate discharge or other disciplinary action.

If any of the acts prohibited by the first paragraph occur, the Union promptly after the beginning of such violation shall disavow any part in such action and its officers shall take reasonably positive steps to have employees cease such action immediately.

SECTION 2

There shall be no lockout by the Company during the term of this Agreement.

                                   ARTICLE XXV
                                 PRIOR GRIEVANCE

No grievance alleged because of conditions existing prior to the date of this contract shall be presented for adjustment in the Grievance Procedure except insofar as the conditions upon which said grievance is based continue in effect and are the proper subject of a grievance under this Agreement.

                                  ARTICLE XXVI
                                    INSURANCE

An exhibit setting forth agreements relating to Non-Occupational Disability Insurance, Life Insurance and Hospital and Surgical Insurance attached hereto as Exhibit C is hereby incorporated by reference and made part of this Agreement.

                                  ARTICLE XXVII
                                    PENSIONS

An agreement relating to pensions attached hereto as Exhibit D is hereby incorporated by reference and made part of this Agreement.

                                 ARTICLE XXVIII
                                  MISCELLANEOUS

SALE OF COMPANY

The Company shall require, as a condition of the sale of the Company or of the Fitchburg Facility, any successor employer to recognize the Union as the collective bargaining representative of its employees, rehire all employees, and abide by all the terms and conditions of this Agreement.

                                  ARTICLE XXIX
                                 SUB-CONTRACTING

In the event the Company finds it necessary to sub-contract work out which is customarily performed by the bargaining unit at the Fitchburg facility, it will give notice to the Union prior to subcontracting the work. Further, the Company will discuss the economic and business reasons of the decisions to sub-contract with the Union and make a good faith effort to have the work to be sub-contracted done by active bargaining unit employees. The Company, however, reserves the right to sub-contract bargaining unit work if business and economic reasons deem it appropriate to do so.

                                   ARTICLE XXX
                                   TERMINATION

This Agreement shall be effective for the period from May 5 1997, to 11:59 P.M. of April 30, 2000 and from year to year thereafter unless either party gives at least 60 days notice in writing to the other party prior to April 30, 2000 or 60 days notice in writing prior to any subsequent anniversary date of this Agreement of the desire of such party to terminate or modify this Agreement.

In witness whereof the parties by their respective representatives thereunto duly authorized have caused this Agreement to be executed on the day and year first above written, at Fitchburg, Massachusetts.

STEELWORKERS                                        COMPANY
Charles McLaughlin                                  Robert Deedrick
Steven Meattey                                      James Carnivale
Ronald Richards                                     Ronald Larsen
William Brown                                       John Kifer
Ronald Davis                                        John Jordan
Richard Hautala                                     Louis Alberghini
                                                    Richard Souliere

                                    EXHIBIT A
                           STANDARD HOURLY WAGE SCALE

The following hourly wage rates will remain in effect from May 5, 1997 through May 3, 1998.

           C.W.S. RATE                    PAY GRADE           RATE

           1-4                                 1              $10.90
           5-8                                 2              $11.85
           9-12                                3              $12.85
           13-16                               4              $13.90
           17-21                               5              $15.00

An adder will be paid to 2nd and 3rd shift employees.

           2nd shift $.25 per hour
           3rd shift .35 per hour

Effective May 4, 1998, all rates will increased by $.35/hr. Effective May 3, 1999, all rates will increase by an additional $.45/per hour.

                                    EXHIBIT B
                              SENIORITY DEPARTMENTS

Line 4                         Customer Products
Line 8                         Bits and Shanks
Line 10                        Hand Hacksaws
Line 11                        Heat Treat
Line 12                        Power Hacksaws
Line 13                        Steel Rule
Line 16                        Inserted Tooth
                               Metal Saws

Line 18                        Carbon Band
Line 19                        Weld Edge Band
Line 25                        Toothing Department
Line 26                        Carbide Tip Bandsaws
Line 39                        Eastern Sales
Line 42                        Tool Crib
Line 43                        Tool Department
Line 45                        Machine Shop
Line 46                        Electrical Shop
Line 47                        Millwrights
Line 48                        Yard
Line 49                        Housekeeping
Line 56                        Raw Stock/
                               Receiving/Wheel
                               Storage/Rotoclone
Line 80                        Shipping

                                    EXHIBIT C
                                    INSURANCE

This shall confirm that insurance coverages are in place for medical, dental, ortho, A & S, Life, AD & D, and Retiree Medical. There will be no employee co-pay for medical insurance premiums through 12/31/97 and no employee co-pay for dental insurance premiums through 12/31/98.

Also, the Company will increase its monetary contribution to cover any increases in the Fallon HMO effective January 1, 1998 and January 1, 1999 and January 1, 2000. Any monetary increase required on these dates will not exceed six percent (6%) of the premium then in effect. Additionally, the Company will make a similar monetary contribution, with a like restriction, for premium increases experienced with Delta Dental on January 1, 1999 and January 1, 2000. Any increases over and above the said six percent (6%) shall be absorbed by the employee.

In the event that a monetary increase does not reach the said six percent (6%) level in a particular insurance plan year, the excess dollar amount for that particular year is carried forward to offset any monetary increases over and above the six percent (6%) level of the ensuing plan years during the life of this Labor Agreement. Under no circumstances will any carry over extend beyond the termination date of this Agreement.

It is also mutually agreed that all non-probationary employees at the time of lay off will be covered under the group medical plan for two months from the end of the month of lay off.

This understanding will provide all laid off employees while unemployed the same amount of coverage, and will no longer involve the 10th of the month billing cycle as a determining factor.

Highlights of the benefits provided are as follows:

Fallon - HMO (See Company provided Handbook).

Dental - Delta
          Effective 1/1/98 -
                 $50.00 Deductible x 3
                 $1,500 Dental Coverage per person/per calendar year $1,000 Ortho Lifetime Maximum

Employees opting not to participate in the Simonds Industries Inc. medical and/or dental program will receive 25% of any premium savings.

A&S

          $300 Weekly Indemnity for up to 26 weeks. Beginning l/l/98, Weekly Indemnity is increased to $320. Beginning 1/l/99, Weekly Indemnity is increased to $340. Beginning 1/l/2000, Weekly Indemnity is increased to $350.

          Eligibility is from the first day of accident, provided employee is absent from work seven (7) days, and 8th day of illness.

Life Insurance

          Effective May 5, 1997                         $14,000 Member
          Effective May 5, 1998                         $18,000 Member
          Effective May 5, 1999                         $20,000 Member

AD & D - 2 times the benefit

A bargaining unit employee shall have the option to purchase additional life insurance coverage over and above the basic life insurance benefit by contributing an amount equal to the Company premium required to be paid to the carrier on a monthly cost per thousand basis. An employee shall be able to exercise this option up to a maximum of $12,000.00 additional life insurance coverage.

New employees must enroll for coverage at time of hire.

          Retiree Medical Insurance - for employees retiring between ages 62-65. The Company will contribute $100 per month towards medical insurance until the retiree reaches the age of 65.

The above listing does not describe all of the terms and benefits. Those are described in the summary plan description booklets and are subject to the terms of the supplemental agreement.

                               EXHIBIT D-PENSIONS

                             U.1.U. PENSION CONTRACT

This shall confirm that there exists a supplementary agreement between Simonds Industries Inc. and the U.1.U Pension Trust. This agreement outlines the company's obligation to the trust as follows:

1. Effective May 2, 1994, the company shall contribute 6% of base pay for all employees completing 10 years of service with Simonds Cutting Tools/Simonds Industries Inc.

2.   The company shall contribute 5% of base pay for all other employees.

The parties agree that base pay shall be defined as total gross wages, including overtime, holidays, vacation, but excluding suggestion or safety awards, and productivity gainsharing bonuses.

The U.1.U. Pension Trust defines normal retirement at 65 years of age with 5 years of covered service and defines early retirement at 60 years of age again with 5 years of covered service.

                                    EXHIBIT E

                          SPECIAL SKILL JOBS REQUIRING
                            EXTENDED TRAINING PERIODS

JOB TITLE                                                                CODE
Grinder, Form, Surface, Bevel                                            04-02
Filler, Specialty & Fitter - Circular Saws                               04-09
Heat Treater, B & S                                                      08-03
Drop Forge Operator                                                      08-11
Group Leader Drop Hamm                                                   08-21
Group Leader In-Line and Inspect                                         08-24
Q.C. Technician - Wood                                                   08-30
Grinder - Bevel - Six Head                                               13-03
E.D.M. Operator                                                          13-21
Broacher - Vertical                                                      18-01
E.B. Welder #2                                                           19-02
Shot Peen & Temper                                                       19-08
Fenn Rolling Machine                                                     19-12
Key Man Composite Bandsaw Area                                           19-15
Milling Machine Operator Toothing                                        19-17
Setting Push Type and Deburr                                             19-18
Key Man Bandsaw Milling Area                                             19-20
Q.C. Technician - Metal                                                  19-30
CNC Grinder Operator                                                     19-31
Weld and Fit CTMB                                                        26-01
Leadman Carbide Tipped Metal Band                                        26-02
Group Leader Cutter Grind                                                43-16
Utility Shipper                                                          80-07

NOTE: JOB 18-08, SETTER ROTARY WILL BE DESIGNATED AS SPECIAL SKILLS WHEN ELECTRONIC NON-CONTACT GAUGING SYSTEM IS OPERATIONAL.

It is agreed that future jobs requiring extended training period will be evaluated, and by mutual agreement will be added to this category if they qualify as "Special Skill Jobs".

                                    EXHIBIT F
                                   (POOL JOBS)

           Grinder, Finish Bits                               08-04
           Milling Machine Operator - Butts                   08-10
           Boxer Bandsaw                                      18-16
           Deburr Operator                                    18-18
           Boxer, Wrapper                                     39-03
           Janitor                                            49-01


                                    EXHIBIT G

This shall confirm that there will exist a 401K Savings Plan which will be established as soon as practical following Contract ratification. Features of the plan will include:

     - Participation by Fitchburg Bargaining Unit employees of record as of 5/5/97. All new bargaining unit employees may participate following probation.

     -    The Plan is non-contributory by the Company.

     - The Plan will be administered by the currently established Corporate Plan Administration Committee.

     -    Maximum contributions by employees will be as legally allowed.

     -    Plan will have specific loan provisions.

     - Participants will be allowed to direct their contributions into various investment vehicles.

     -    Participants will be fully vested.

     - Once established, a complete plan description will be available as legally required.

                             LETTER OF UNDERSTANDING

The Company and the Union agree to form a joint committee for the purpose of monitoring dental and health insurance cost containment. Any new plans investigated shall mirror all existing coverages. No changes in existing coverages will be made without the written authorization of the Company and the Union.

                             LETTER OF UNDERSTANDING

The Company will undertake to direct supervisors that "performing the work of bargaining unit employees in emergency situations" must be invoked only in the case of a bona fide emergency where the safety of employees or the potential loss of production capability is eminent.

                             LETTER OF UNDERSTANDING

The clock hours of employees in Job Codes 19-15, Keyman Composite Bandsaw Area and 19-20, Keyman Milling Area, will be classified as Direct for purposes of Productivity Index calculation.









                                      -43-